EXHIBIT 23.2


                         Consent of Independent Auditors



The Board of Directors
1ST BANCORP
Vincennes, Indiana


We consent to the use of our report dated July 23, 1998 except as to note 17, which is as of August 6, 1998, with respect to the consolidated statements of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1998, incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                                 /s/ KPMG Peat Marwick LLP
                                                 KPMG Peat Marwick LLP




Indianapolis, Indiana
November 5, 1998